Comstock Mining Advances Lucerne Sale Towards Near-Term Closing;
Total Non-Refundable Deposits Exceed $7.7 Million

Virginia City, NV (August 14, 2019) Comstock Mining Inc. (“Comstock” or “the Company”) (NYSE American: LODE) announced today that Tonogold Resources, Inc. (“Tonogold”) has elected to extend the closing date on the sale of the Lucerne properties until August 30, 2019, by remitting a non-refundable cash deposit of $875,000. Under the January 2019 agreement, Comstock is selling the membership interest in Comstock Mining LLC to Tonogold for $15 million, plus the assumption of certain liabilities and a retained 1.5% NSR royalty on Lucerne. The extension brings total cash deposits through August to $4.225 million, all toward the agreed purchase price. The Company has also received $3.5 million in convertible preferred stock (“CPS”), for total pre-close payments of $7.725 million, all applicable to the purchase price, plus fees totaling an additional $1 million in stock.

The Company and Tonogold have also amended the purchase agreement, effective August 15, 2019, allowing Tonogold to close by August 30, 2019, with a majority membership interest of at least 50.3% in Comstock Mining LLC, and an additional cash payment at closing of at least $3.315 million, bringing the total cash payments for closing to $7.54 million. The remaining $4.0 million will be held as a secured obligation with scheduled monthly payments of not less than $500 thousand each, between November 2019, and May 2020. Once the final payment is made, Tonogold will then own 100% of the membership interests Comstock Mining LLC, owner of Lucerne. The prior “earn-in” option agreement between Comstock and Tonogold, signed in October 2017, is terminated as a result of this amendment and the prior payments of $2.2 million becomes income in August 2019.

The amendment also results in a fee of $580 thousand in Tonogold Convertible Preferred Stock (CPS), due by August 30, 2019, in addition to the $420 thousand fee in CPS previously paid on May 31, 2019, neither applying to the purchase price. All $4.5 million of the CPS is convertible on May 22, 2020, at a conversion price representing the lowest of (1) the 20-day volume weighted closing price of Tonogold shares prior to conversion, (2) Tonogold’s most recent private placement or (3) Tonogold’s public offering price. The amendment gives Tonogold an option to extend the closing to September 30, 2019, by paying an additional $250 thousand in CPS.

The Company previously agreed that, upon the closing of the sale of the Tonogold transaction, it will enter into an option to lease the permitted American Flat property, plant and equipment to Tonogold for crushing, leaching and processing. Upon closing, the Company will also enter into a ten-year Mineral Lease for all additional mineral properties in Storey County, granting Tonogold the right to explore, develop and mine these properties.

Mr. Corrado De Gasperis, Executive Chairman and CEO, stated, “The total cash payments at closing of $7.525 million transfers the majority interest in the entity that owns Lucerne to Tonogold with a clear and expedited path for acquiring the full 100%. The closing will immediately reduce our debt to approximately $2.5 million. This deal is getting done in the very near-term and the remaining Tonogold payments (approximately $4 million) eliminates our debt and brings significant free cash to accelerate new revenue growth.”

About Comstock Mining, Inc.
Comstock Mining Inc. is a Nevada-based, gold and silver mining company with extensive, contiguous property in the Comstock District and is an emerging leader in sustainable, responsible mining. The Company began acquiring properties in the Comstock District in 2003. Since then, the Company has consolidated a significant portion of the Comstock District, amassed the single largest known repository of historical and current geological data on the Comstock region, secured permits, built an infrastructure and completed its first phase of production. The Company continues evaluating and acquiring properties inside and outside the district expanding its footprint and exploring all of our existing and prospective opportunities for further exploration, development and mining. The near-term goal of our business plan is to maximize intrinsic stockholder value realized, per share, by continuing to acquire mineralized and potentially mineralized properties, exploring, developing and validating qualified resources and reserves (proven and probable) that enable the commercial development of our operations through extended, long-lived mine plans that are economically feasible and socially responsible.

Forward-Looking Statements
This press release and any related calls or discussions may include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 about Comstock and Tonogold. Forward-looking statements are statements that are not historical facts. All statements, other than statements of historical facts, are forward-looking statements. Forward-looking statements include statements about matters such as: capital raising activities and negotiations; market conditions; future changes in exploration activities, production capacity and operations; future exploration, production, operating and overhead costs; production of feasibility studies, technical reports or other findings related to estimated mineralization; operational and management restructuring activities; capital expenditures (by Comstock, Tonogold or other parties) and their impact; investments, acquisitions, joint ventures, strategic alliances, business combinations, asset sales; consulting, operational, tax, financial and capital projects and initiatives; contingencies; environmental compliance and changes in the regulatory environment; offerings, sales, equity dilution, and other actions regarding debt or equity securities; including a redemption of the debenture, and future working capital, costs, revenues, business opportunities, debt levels, cash flows, margins, earnings and growth. The words “believe,” “expect,” “anticipate,” “estimate,” “project,” “plan,” “should,” “intend,” “may,” “will,” “would,” “potential” and similar expressions identify forward-looking statements, but are not the exclusive means of doing so. These statements are based on assumptions and assessments made by the management of Comstock and Tonogold in light of their experience and their perception of historical and current trends, current conditions, possible future developments and other factors they believe to be appropriate. Forward-looking statements are not guarantees, representations or warranties and are subject to risks and uncertainties that could cause actual results, developments and business decisions to differ materially from those contemplated by such forward-looking statements. Some of those risks and uncertainties include the risk factors discussed in Item 1A, “Risk Factors” of the annual report on Form 10-K of Comstock. Occurrence of such events or circumstances could have a material adverse effect on the business, financial condition, results of operations or cash flows or the market price of Comstock and Tonogold’s securities. All subsequent written and oral forward-looking statements by or attributable to Comstock, Tonogold or persons acting on their behalf are expressly qualified in their entirety by these factors. Neither Comstock nor Tonogold undertake any obligation to publicly update or revise any forward-looking statement.

Neither this press release nor any related calls or discussions constitutes an offer to sell or the solicitation of an offer to buy any other securities of Comstock or Tonogold.

Contact information:

Comstock Mining, Inc.
P.O. Box 1118
Virginia City, NV 89440
www.comstockmining.com

Corrado De Gasperis
Executive Chairman & CEO
Tel (775) 847-4755
degasperis@comstockmining.com

Zach Spencer
Director of External Relations
Tel (775) 847-5272 ext.151
questions@comstockmining.com